Exhibit 10.25

Execution Version

QUANTUM SPACE, LLC

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EFFECTIVE AS OF JUNE 8, 2026

i

QUANTUM SPACE, LLC

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of June 8, 2026, by and among Quantum Space, LLC, a Delaware limited liability company (the “Company”), each of the investors listed on Schedule A hereto from time to time (the “Investors”), each of the members of the Company listed on Schedule B hereto from time to time (the “Key Holders”), and, solely with respect to Subsections 5.3 and 6.6 hereof, Quantum Space Management, LLC (the “Management Company”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of December 12, 2025, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into that certain Series B Unit Securities Purchase Agreement, dated as of the date hereof (as amended and/or restated from time to time, the “Series B Purchase Agreement”), pursuant to which such Investors have agreed to purchase Series B Units of the Company and warrants to purchase Common Units of the Company;

WHEREAS, in order to induce the Company to enter into the Series B Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Series B Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Key Holders to cause the Company to register Common Units issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement; and

WHEREAS, certain Existing Investors, including the Requisite Holders (as defined in the Prior Agreement) and the Requisite Major Investors (as defined in the Prior Agreement) desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, manager, director or trustee of such Person, or any venture capital or other investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Board” shall have the meaning given to such term in the LLC Agreement.

1.3 “Business Combination” shall have the meaning given to such term in the LLC Agreement.

1.4 “Common Directors” shall have the meaning given to such term in the LLC Agreement.

1.5 “Common Units” shall have the meaning given to such term in the LLC Agreement.

1.6 “Competitor” means any Person which, in the determination of the Board in good faith, directly or indirectly competes with the Company; provided, that neither Prime Movers nor any Affiliate thereof (excluding any of their portfolio companies) shall be deemed a Competitor.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Deemed Liquidation Event” shall have the meaning given to such term in the LLC Agreement.

1.9 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Units, including options and warrants.

1.10 “Direct Listing” means the initial listing of the Company’s securities on the New York Stock Exchange, the Nasdaq Stock Market or such other national securities exchange pursuant to an effective registration statement Form S-1 filed by the Company with the SEC, covering all of the Company’s common securities (including those issuable upon conversion of any Preferred Units).

1.11 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.12 “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of securities, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.14 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a Unit option, Unit purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Units being registered are Common Units issuable upon conversion of debt securities that are also being registered.

1.15 “Exempted Securities” shall have the meaning given to such term in the LLC Agreement.

1.16 “Family Member” means, with respect to any natural person, such natural person’s lineal descendant, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, fiancé, sibling, niece, nephew, cousin, aunt, uncle, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships. For the avoidance of doubt Tanutchai Pongsawadi shall be a Family Member of the Founder.

1.17 “FOIA Party” means a Person that, in the reasonable determination of the Board, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.18 “Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.

1.19 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.20 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.21 “Founder” means Dr. Kamal Ghaffarian.

1.22 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.23 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.24 “Incentive Units” shall have the meaning given to such term in the LLC Agreement.

1.25 “Initiating Holders” means, collectively, Holders of Preferred Units who properly initiate a registration request under this Agreement.

1.26 “IPO” means the Company’s first underwritten public offering of its Common Units under the Securities Act.

1.27 “Junior Preferred Director” shall have the meaning given to such term in the LLC Agreement.

1.28 “Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Business Combination Agreement).

1.29 “Key Holder Registrable Securities” means (i) the Common Units and (ii) any Common Units issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a distribution or other distribution with respect to, or in exchange for or in replacement of such Units.

1.30 “LLC Agreement” means that certain Seventh Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, as amended and/or restated from time to time after the date hereof.

1.31 “Major Investor” means (i) the Founder, (ii) Prime Movers and its respective Affiliates that are Members, and (iii) any Investor holding Preferred Units that, individually or together with such Investor’s Affiliates, holds at least (x) 20,000,000 Junior Preferred Units (subject to appropriate adjustment to reflect any Unit dividend, split, combination or other recapitalization affecting the Junior Preferred Units), (y) 3,759,398 Series A/A-1 Preferred Units (subject to appropriate adjustment to reflect any Unit dividend, split, combination or other recapitalization affecting the Series A/A-1 Preferred Units) or (z) 5,882,352 Series B Preferred Units (subject to appropriate adjustment to reflect any Unit dividend, split, combination or other recapitalization affecting the Series B Preferred Units).

1.32 “Member” shall have the meaning given to such term in the LLC Agreement.

1.33 “New Securities” means, collectively, Units and any other equity securities of the Company or any of its subsidiaries, whether or not currently authorized, as well as rights, options, or warrants to purchase such Units and any other equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Units or any other equity securities.

1.34 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.35 “Preferred Units” shall have the meaning given to such term in the LLC Agreement.

1.36 “Prime Movers” means Prime Movers Lab Fund III LP.

1.37 “Registrable Securities” means: (i) the Common Units issuable or issued upon conversion of the Preferred Units; (ii) any Common Units, or any Common Units issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors on or after the date hereof; (iii) the Key Holder Registrable Securities provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsection 6.6, and (iv) any Common Units issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Units referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Subsection 2 any Units for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.38 “Registrable Securities then outstanding” means the number of Common Units determined by adding (x) the number of outstanding Common Units that are Registrable Securities and (y) the number of Common Units issuable (directly or indirectly) pursuant to then exercisable and/or convertible outstanding securities and which issuable Common Units are Registrable Securities.

1.39 “Requisite Series A/A-1 Holders” shall have the meaning given to such term in the LLC Agreement.

1.40 “Requisite Series B Holders” shall have the meaning given to such term in the LLC Agreement.

1.41 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.42 “Right of First Refusal and Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement entered into on or around the date hereof by and among the Company and the parties named therein, as may be amended and/or restated from time to time.

1.43 “SEC” means the Securities and Exchange Commission.

1.44 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.45 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.46 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.47 “Selling Expenses” means all underwriting discounts, selling commissions, and securities transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.48 “Senior Preferred Director” shall have the meaning given to such term in the LLC Agreement.

1.49 “Series A/A-1 Preferred Units” shall have the meaning given to such term in the LLC Agreement.

1.50 “Series B Preferred Units” shall have the meaning given to such term in the LLC Agreement.

1.51 “Shelf Registration Statement” means a registration statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

1.52 “SPAC Transaction” shall have the meaning given to such term in the LLC Agreement.

1.53 “UAR” shall have the meaning given to such term in the LLC Agreement.

1.54 “UAR Agreement” shall have the meaning given to such term in the LLC Agreement.

1.55 “Units” shall have the meaning given to such term in the LLC Agreement.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration

(a) Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO or Direct Listing, the Company receives a request from Holders of Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty percent (30%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed ten million dollars ($10,000,000) (or, if less, all remaining Registrable Securities held by all Holders)), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Foreign Person.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least three million dollars ($3,000,000) (or, if less, all remaining Registrable Securities held by all Holders), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its Members for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other Member during such sixty (60) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (x) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (y) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

(e) If requested by the Holders of a majority of the Registrable Securities to be registered thereunder, the Company shall prepare and/or file any registration statements required to be prepared and/or filed pursuant to this Subsection 2.1 on a confidential basis.

2.2 Company Registration

. If the Company proposes to register (including, for this purpose, a registration effected by the Company for Members other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly (and in any event, at least twenty (20) days prior to the filing of any registration statement under the Securities Act) give each Holder (provided that any Holder may from time to time give notice to the Company to opt out of such notice and rights pursuant to this Subsection 2.2, it being understood that such Holder may rescind such opt out notice at any time) written notice of such registration and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Upon the written request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.3 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and shall promptly notify any Holder that has elected to include Units in such registration of such termination or withdrawal. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(c)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of Units to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of Units in accordance with the above provisions, the Company or the underwriters may round the number of Units allocated to any Holder to the nearest one hundred (100) Units.

(b) In connection with any offering involving an underwriting of Units pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by Members to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of Units in accordance with the above provisions, the Company or the underwriters may round the number of Units allocated to any Holder to the nearest one hundred (100) Units. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below thirty-five percent (35%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other Member’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Units (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, managers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Subsection 2.5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 per registration, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), or, as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, managers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(d), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO, Direct Listing or SPAC Transaction;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO, Direct Listing or SPAC Transaction), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of (x) a majority of the Registrable Securities then outstanding, (y) the Requisite Series A/A-1 Holders, and (z) the Requisite Series B Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter in the event of an IPO or the Company as approved by the Board in connection with the Business Combination or a SPAC Transaction, during the period commencing on (i) the date of the final prospectus relating to the IPO by the Company of shares of its Common Units or any other equity securities under the Securities Act on a registration statement on Form S-1 or (ii) the closing of the Business Combination or a SPAC Transaction, and ending on the date specified by the Company and the managing underwriter or, in the case of the Business Combination or a SPAC Transaction, as approved by the Company (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Units or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Units held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or other securities, in cash, or otherwise; provided that the Investors shall not be bound by the provisions of this Subsection 2.11 unless all officers, managers and directors of the Company, all holders of one percent (1%) or greater of the outstanding Units of the Company enter into similar agreements, and the Company has used commercially reasonable efforts to cause holders of one percent (1%) or more of the Registrable Securities outstanding to agree to restrictions similar to those set forth in this Subsection 2.11; provided further, that, in the event that the managing underwriter permits early releases of the Units that are subject to the foregoing restrictions (whether by termination or waiver of such restrictions or otherwise), the Units held by all Persons subject to such restrictions are released on a pro rata basis; and, provided further, that the transfer restrictions shall not apply to a confidential filing of a resale registration statement prior to the end of such one hundred eighty (180) day period. The foregoing provisions of this Subsection 2.11 shall apply only to the Company’s IPO, the Business Combination or a SPAC Transaction, shall not apply to the sale of any Units to an underwriter pursuant to an underwriting agreement, or the transfer of any Units to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, managers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Notwithstanding anything to the contrary herein, no Series B Holder shall be required to agree to the transfer restrictions set forth in this Subsection 2.11 with respect to the securities received by such Holder in the Business Combination in exchange for the securities issued by the Company pursuant to the Series B Purchase Agreement.

2.12 Restrictions on Transfer.

(a) The Preferred Units and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Units and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Units, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any Unit split, Unit dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH UNITS MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE MEMBER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (w) in any transaction in compliance with SEC Rule 144; (x) for a transfer not involving a change in beneficial ownership, or (y) in any transaction in which such Holder distributes Restricted Securities for no consideration to (1) an Affiliate of such Holder, (2) any of such Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or (3) an investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Shelf Take-Downs; Alternative Transactions. Any Holder who is a Major Investor (an “Initiating Shelf Holder”) included in a Shelf Registration Statement may initiate an underwritten offering or sale of all or part of such Registrable Securities (an “Underwritten Shelf Take-Down”), in which case the provisions of Subsections 2.13(a)-(c) shall apply.

(a) If an Initiating Shelf Holder so elects in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”) to effect an Underwritten Shelf Take-Down, the Company shall file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as reasonably practicable. Such Initiating Shelf Holder shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly give notice of such Marketed Underwritten Shelf Take-Down to all other Holders included in a Shelf Registration Statement and shall permit the participation of all such Holders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within ten (10) days after the receipt of such notice of their election to participate. In the event that the underwriters for any such Marketed Underwritten Shelf Take-Down advise the Company and the participating Holders in writing that, in their view, the total amount of securities which would otherwise be included in such take-down offering exceeds the largest amount that can be sold in an orderly manner in such take-down offering within a price range reasonably acceptable to the Board, the Company shall include in such Marketed Underwritten Shelf Take-Down Registrable Securities of the Holders in the same manner as described in Subsection 2.3(a), with respect to a limitation of the amount of securities to be included in any registration of shares.

(b) If the Initiating Shelf Holder desires to effect an Underwritten Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the Initiating Shelf Holder shall so indicate in a written request delivered to the Company no later than ten (10) business days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and the Company shall file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as practicable. All determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms of any Non-Marketed Underwritten Shelf Take-Down shall be at the discretion of the Initiating Shelf Holder. The Company shall keep any request for a Non-Marketed Underwritten Shelf Take-Down and the terms and conditions related thereto confidential, except for as required by law or in connection with the consummation of such Non-Marketed Underwritten Shelf Take-Down.

(c) The Company shall not be obligated to effect more than two (2) of such Underwritten Shelf Take-Downs per any 365-day period; provided that for so long as the Major Investors beneficially own, in the aggregate, at least twenty percent (20%) of the outstanding Registrable Securities, the Company shall notify the Holders (other than the Holder wishing to effect any such Underwritten Shelf Take-Down) regarding such offering sufficiently in advance and use reasonable efforts to permit each Holder to include a proportionate share of such Holder’s Registrable Securities therein and accommodate other reasonable requests of such other Holders in connection with such offering.

(d) The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of any Holders in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Shelf Registration Statement that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a public offering, to the extent customary for such transactions. The Company shall keep any request for an Alternative Transaction and the terms and conditions related thereto confidential, except as required by law or in connection with the consummation of such Alternative Transaction.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1, 2.2 or 2.13 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (other than the Business Combination or a SPAC Transaction, to the extent such transaction constitutes a Deemed Liquidation Event);

(b) such time after the closing of a SPAC Transaction or consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Units without limitation during a three-month period without registration;

(c) the fourth anniversary of the IPO, Direct Listing or SPAC Transaction; and

(d) the closing of the Business Combination, provided that in connection therewith, the Investors are given the option to enter into a registration rights agreement with the surviving public company with registration rights substantially equivalent to the rights provided by this Section 2.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of Members’ equity as of the end of such year including the calculation of profits and losses allocated to such Member during such year, all prepared in accordance with GAAP consistently applied (except that such financial statements may not contain all notes thereto that may be required in accordance with GAAP);

(b) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of Members’ equity as of the end of such fiscal quarter including the calculation of profits and losses allocated to such Member during such year, all prepared in accordance with GAAP consistently applied (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within sixty (60) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of Units of each class of Units and securities convertible into or exercisable for Units outstanding at the end of the period, the Common Units issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Units and the exchange ratio or exercise price applicable thereto, and the number of issued Incentive Units and Incentive Units not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (such budget and business plan that is approved by the Board of Directors (including the vote of any Senior Preferred Director then seated, the “Requisite Preferred Director Vote”) is collectively referred to herein as the “Budget”);

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Board reasonably determines in good faith to be a trade secret or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, (i) the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective; and (ii) the Company may withhold or redact from the information set forth in this Subsection 3.1 any information that the Board reasonably determines in good faith, upon advice of counsel, is required to be withheld or redacted by applicable law even if covered by an enforceable confidentiality agreement (it being understood that the Company will provide any such information if it may be provided under applicable law to the extent covered by an enforceable confidentiality agreement, and the Parties acknowledge Subsection 3.4 hereof may serve as such confidentiality agreement).

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information and Inspection Rights. The covenants set forth in Subsection 3.1, and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) upon the closing of the Business Combination or a SPAC Transaction, (iii) upon the effectiveness of a Direct Listing, (iv) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (v) the closing of a Deemed Liquidation Event, whichever event occurs first.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser is bound by customary confidentiality obligations substantially consistent with those set forth herein; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything herein to the contrary, each Investor shall be permitted to disclose confidential information obtained pursuant to this Agreement in its ordinary course reporting to regulators.

3.5 Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in Subsections 3.1 and 3.2, the Company shall not provide any Investor that is a Foreign Person access to any “material non-public technical information” within the meaning of the DPA.

4. Rights to Future Unit Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company or any of its subsidiaries proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board, and (y) agrees to enter into this Agreement and each of the LLC Agreement and Right of First Refusal and Co-Sale Agreement as a “Member” or an “Investor” (as applicable) under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof).

(a) The Company shall give prompt written notice (including by electronic mail) (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification to the Company (including by electronic mail) within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Units then held by such Major Investor (including all Common Units then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held by such Major Investor) bears to the total Common Units of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Units and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Preferred Units and other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Preferred Units and other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to: (i) Exempted Securities; (ii) Common Units issued in the IPO; or (iii) any issuance of New Securities for which the Major Investors holding at least (x) a majority of the Registrable Securities then outstanding and held by the Major Investors, (y) a majority of the Series A/A-1 Preferred Units then outstanding and held by the Major Investors and (z) a majority of the Series B Preferred Units then outstanding and held by the Major Investors (collectively, the “Requisite Major Investors”), have waived such right of first offer.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) upon the closing of the Business Combination or a SPAC Transaction, (iii) upon the effectiveness of a Direct Listing, (iv) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (v) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount and on terms and conditions customary for a Company of like size and type as the Company and satisfactory to the Board, including each Senior Preferred Director and Junior Preferred Director, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board, each Senior Preferred Director and Junior Preferred Director, determines that such insurance should be discontinued. Notwithstanding any other provision of this Subsection 5.1 to the contrary, for so long as any Senior Preferred Director and/or Junior Preferred Director is serving on the Board, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount reasonably satisfactory to each Senior Preferred Director and Junior Preferred Director, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Senior Preferred Director and Junior Preferred Directors a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2 Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into an agreement providing for nondisclosure, proprietary rights assignment and non-solicitation, substantially in the form approved by the Board; and (ii) each Key Employee to enter into an agreement providing for non-competition during employment and for at least a one (1) year post-termination, designed with the advice of counsel and in substantially in the form approved by the Board. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted Unit agreement between the Company and any employee, without the approval of the Board, including the Senior Preferred Director.

5.3 Employee Units. Unless otherwise approved by the Board, including the Senior Preferred Director, all future employees, consultants and service providers of the Company who receive (directly or indirectly, including through the Management Company as Management Incentive Units or otherwise) awards of capital, profits or similar interests in the Company (including Units, Incentive Units or Management Incentive Units) after the date hereof shall be required to execute a Vesting Agreement (as defined in the LLC Agreement), providing for (i) vesting of such interests over a five (5) year period, with the first ten percent (10%) of such interests vesting following twelve (12) months of continued employment or service, the next fifteen percent (15%) of such interests vesting following two (2) years of continued employment or service, the next twenty percent (20%) of such interests vesting following three (3) years of continued employment or service, the next twenty-five percent (25%) of such interests vesting following four (4) years of continued employment or service, and the remaining thirty percent (30%) of such interests vesting following five (5) years of continued employment or service, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board, including the Senior Preferred Director, the Company and the Management Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any Vesting Agreement if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board, including the Senior Preferred Director, the Company and the Management Company (x) shall not offer or allow any acceleration of vesting, and (y) shall retain (and not waive) a “right of first refusal” on transfers of equity awards until the IPO, Direct Listing, the Business Combination or SPAC Transaction and shall have the right to repurchase vested Incentive Units or Management Incentive Units at fair market value upon termination of employment or engagement of a holder of Incentive Units or Management Incentive Units (other than a termination by the Company of such holder’s employment or engagement for cause or due to such holder’s breach of any applicable restrictive covenants), which right of first refusal and repurchase terms shall be set forth in the applicable Vesting Agreement or another agreement with such holder (including, without limitation, the Profits Interest Plan of the Management Company, as amended from time to time). Notwithstanding the foregoing, the Junior Preferred Units purchased by the Founder shall not be subject to the vesting schedule as provided above.

Unless otherwise approved by the Board, including the Senior Preferred Director, all future employees, consultants and service providers of the Company who receive UARs in the Company after the date hereof shall be required to execute a UAR Agreement, providing for vesting of such interests over a five (5) year period, with the first ten percent (10%) of such interests vesting following twelve (12) months of continued employment or service, the next fifteen percent (15%) of such interests vesting following two (2) years of continued employment or service, the next twenty percent (20%) of such interests vesting following three (3) years of continued employment or service, the next twenty-five percent (25%) of such interests vesting following four (4) years of continued employment or service, and the remaining thirty percent (30%) of such interests vesting following five (5) years of continued employment or service. Without the prior approval by the Board, including the Senior Preferred Director, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any UAR Agreement if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board, including the Senior Preferred Director, the Company shall not offer or allow any acceleration of such vesting.

Notwithstanding anything to the contrary in this Subsection 5.3, provisions regarding acceleration of vesting in Incentive Unit and UAR award agreements in effect on the date hereof shall remain in full force and effect.

5.4 Board Matters. Unless otherwise determined by the Board, including the Senior Preferred Director, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board. In the event the Board establishes any committees (e.g., an audit and compensation committee), each Senior Preferred Director and Junior Preferred Director shall be entitled in such person’s discretion to be a member of such committee, except for any special committee formed by the Board for the purpose of allowing disinterested directors to review any topic(s) that involves, or could potentially involve, a conflict of interest or competitively sensitive information (in which case such Senior Preferred Director or Junior Preferred Director, as applicable, shall be entitled to be a member if disinterested in the Board’s reasonable determination).

5.5 Matters Requiring Senior Preferred Director Approval. During such time or times as the holders of Series A/A-1 Preferred Units are entitled to designate the Senior Preferred Director and such seat is filled, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the approval of the Senior Preferred Director:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business, including loans or advances to employees for up to $50,000 per occurrence for reasonable business purposes, or under the terms of an equity incentive plan approved by the Board;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board;

(e) incur any aggregate indebtedness in excess of $1,000,000 that is not already included in the Budget (as defined in Subsection 3.1(d)), other than trade credit incurred in the ordinary course of business;

(f) hire, terminate, or change the compensation of the Chief Executive Officer, Chief Technology Officer or Chief Operating Officer, including approving any option grants or stock awards to the Chief Executive Officer, Chief Technology Officer or Chief Operating Officer;

(g) change the principal business of the Company, enter into any business not relating to space products and services, or exit the current line of business;

(h) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(i) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than one million dollars ($1,000,000).

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the LLC Agreement or elsewhere, as the case may be.

5.7 Indemnification Matters. The Company hereby acknowledges that one or more directors serving on the Board may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more third parties and certain of their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the LLC Agreement (or any agreement between the Company and such director), without regard to any rights such director may have against the Other Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company. The directors and the Other Indemnitors are intended third-party beneficiaries of this Subsection 5.7 and shall have the right, power and authority to enforce the provisions of this Subsection 5.7 as though they were a party to this Agreement.

5.8 Right to Conduct VC Activities. The Company hereby agrees and acknowledges that each Investor that is a venture capital fund or other investment fund (together with its Affiliates) (each, a “Professional Investment Organization”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Professional Investment Organization from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services that compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, no Professional Investment Organization shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Professional Investment Organization in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Professional Investment Organization to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Cybersecurity. The Company shall maintain reasonable physical, technical and administrative safeguards designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all of the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”), including by restricting access (including through physical and/or technical controls) to the Protected Data to those individuals who have a need to access it. The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.

5.10 Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that any Units may be regularly traded on an established securities market or the fact that there are no Preferred Units then outstanding.

5.11 CFIUS and Foreign Person Limitations.

(a) Unless otherwise approved by the Board of Directors, the Company will not provide to any Foreign Person any DPA Triggering Rights. No Investor who is a Foreign Person shall be permitted to obtain any DPA Triggering Rights or a voting equity interest in the Company that exceeds nine and nine-tenths percent (9.9%) of the Company’s total voting securities pursuant to the Series B Purchase Agreement, Section 4 of this Agreement, or otherwise, including by way of any secondary transaction(s), without the approval of the Board of Directors.

(b) Each Investor covenants that it will notify the Company in advance of permitting any Foreign Person affiliated with Investor, whether affiliated as a limited partner or otherwise, to obtain through Investor any DPA Triggering Rights.

5.12 Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) upon the closing of the Business Combination or a SPAC Transaction; (iii) upon the effectiveness of a Direct Listing (iv) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (v) upon a Deemed Liquidation Event, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of such Holder, (ii) is such Holder’s Family Member or trust for the benefit of such individual Holder or one or more of such Holder’s Family Members, (iii) is Emerging Light Foundation, or (iv) after such transfer would, together with its Affiliates, be a Major Investor; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of Units of Registrable Securities held by a transferee, the holdings of a transferee who is a Holder’s Affiliate or Family Member, Emerging Light Foundation, or that is a trust for the benefit of an individual Holder or such Holder’s Family Member, shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Latham & Watkins LLP, 200 Clarendon Street, Boston, Massachusetts 02116, Attention: Evan Smith.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (x) the Company, (y) the Requisite Series A/A-1 Holders and (z) the Requisite Series B Holders; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; provided further, that any amendment of Subsection 5.3 shall require the consent of Management Company, which shall not be unreasonably withheld. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 by the Requisite Major Investors with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the Requisite Major Investors. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Units. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Key Holders. Notwithstanding anything to the contrary contained herein, in the event that after the date of this Agreement, the Company issues Common Units or other Units that have rights, preferences or privileges that are junior to those of the Preferred Units, to any Person, (i) which Units would collectively constitute with respect to such Person (taking into account all Units and other purchase rights held by such Person) one percent (1%) or more of the aggregate number of the Company’s then outstanding Units (on an as- converted to Common Unit basis, as applicable, and treating for this purpose all outstanding options, warrants or convertible securities convertible into Units as if exercised or converted), or (ii) who is an executive-level employee (including, division director and vice president-level positions), the Company shall, as a condition to such issuance, cause such Person to execute a counterpart signature page hereto as a Key Holder, and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the LLC Agreement, the Series B Purchase Agreement, and the ROFR/Co-Sale Agreement constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force and effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware (or, solely to the extent such courts do not have or decline to exercise subject matter jurisdiction, any federal court located within the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or federal courts located within the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Rights Upon Conversion. For purposes of clarity, upon any conversion or reorganization of the Company to a corporation (including any Conversion described and defined in Article 8 of the LLC Agreement), the rights and obligations of the parties hereto shall survive such conversion, with all (i) references herein to Units, Common Units, Incentive Units, and Preferred Units being deemed to refer to the class of stock or securities for which such Units are converted, exchanged, or replaced in the conversion; and (ii) with references to any specific number of Units being equitably adjusted to reflect the applicable conversion ratio used with respect to the conversion or exchange of such class or series of Units in such conversion. Without limiting the foregoing, the parties hereto hereby covenant and agree to take any and all such actions and execute and deliver any and all such instruments and other documents as may be reasonably necessary to cause such parties’ rights and obligations under this Agreement (as the same may be amended from time to time) in respect of their ownership of securities of the Company or otherwise, immediately after such conversion or reorganization, to be the same (to the greatest extent possible) as such parties’ rights and obligations under this Agreement (as the same may be amended from time to time) in respect of their ownership of securities of the Company or otherwise immediately prior to such conversion or reorganization.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

QUANTUM SPACE, LLC

By:	/s/ James Bridenstine
Name:	James Bridenstine
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

Agreed and acknowledged solely with respect to Subsections 5.3 and 6.6 hereof:

MANAGEMENT COMPANY:

Quantum Space Management, LLC

By:	/s/ James Bridenstine
Name:	James Bridenstine
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Ghaffarian Enterprises, LLC

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:	Manager

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

IBX Company Opportunity Fund 1, LP

By:	IBX Opportunity GP, Inc.

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:	Chief Financial Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Quantum Space KG Parent LLC

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SCP QUANTUM HOLDCO LLC

By:	SCP QUANTUM MANAGEMENT LLC, its manager

By:	/s/ Nishant Machado
Name:	Nishant Machado
Title:	Managing Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PRIME MOVERS LAB FUND III LP

By:	Prime Movers Lab GP III LLC
Its:	General Partner

By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Chief Financial Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SUSAN L. HALL REVOCABLE TRUST, DATED 26 APRIL 2011

By:	/s/ Susan L. Hall
Name:	Susan L. Hall
Title:	Trustee

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

INFLECTION POINT FUND I, LP

By:	Inflection Point Asset Management LLC

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	Portfolio Manager

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CCM Capital Markets LP

By:	/s/ Elliot Richmond
Name:	Elliot Richmond
Title:	Authorized Signatory

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HBC MSF Capital Solutions Blocker II LLC

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory*

* Authorized Signatory
Hudson Bay Capital Management LP
not individually, but solely as
Investment Advisor to HBC MSF Capital Solutions Blocker II LLC.

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Newtyn TE Partners, LP

By:	/s/ Noah G Levy
Name:	Noah G Levy
Title:	Managing Member of Newtyn Management, LLC, investment manager of Newtyn TE Partners, LP

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Newtyn Partners, LP

By:	/s/ Noah G Levy
Name:	Noah G Levy
Title:	Managing Member of Newtyn Management, LLC, investment manager of Newtyn Partners, LP

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

IBX Company Opportunity Fund I, LP

By:	IBX Opportunity GP, Inc.

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:	Chief Financial Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

Schedule A
[Omitted.]

Schedule B
[Omitted.]